Consent of Independent Auditors
                        -------------------------------


The Board of Directors
Spectrian Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 of Spectrian Corporation of our report dated April 15, 1996 relating to the consolidated balance sheets of Spectrian Corporation and subsidiary as of March 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1996, and our report on the related schedule, which reports appear or are incorporated by reference in the March 31, 1996, annual report on Form 10-K of Spectrian Corporation.


                                   /s/ KPMG Peat Marwick LLP

San Jose, California
June 17, 1996